FOR IMMEDIATE RELEASE          September 1, 2004

                   Contact:    Parkvale Financial Corporation
                               Robert J. McCarthy, Jr. President and CEO or
                               Timothy G. Rubritz, CFO
                               412/373-7200

                               Advance Financial Bancorp
                               Stephen M. Gagliardi, Chairman, President and CEO 304/737-3531


          Parkvale Financial Corporation and Advance Financial Bancorp
                             Announce Plans to Merge


Monroeville, PA and Wellsburg, WV, September 1, 2004 -- Parkvale Financial Corporation (Nasdaq: PVSA) ("Parkvale") and Advance Financial Bancorp (Nasdaq:
AFBC), ("Advance") announced today the signing of a definitive merger agreement for Parkvale to acquire Advance.

Under the terms of the definitive agreement, which has been approved by the boards of directors of both organizations, Advance shareholders will receive $26.00 in cash, for a total transaction value of approximately $38 million, and is conditioned upon the receipt of the necessary regulatory approvals of Advance and Parkvale and shareholder approval of Advance Financial Bancorp. Based on the $26.00 per share value, the transaction represents 175.5% of Advance's June 30, 2004 book value and 15.3 times its trailing 12 months earnings.

"This merger combines two companies with similar cultures and represents a natural market extension for Parkvale." said Robert J. McCarthy, Jr., President and Chief Executive Officer of Parkvale Financial Corporation. Mr. McCarthy also noted, "This merger reinforces our strategic plan of seeking growth opportunities that enhance shareholder value." The merger is anticipated to close in late 2004 or early 2005. Management of Parkvale expects the merger to be immediately accretive to earnings.

"We  are  very  pleased  to  be  joining   Parkvale  and  very  excited  by  the
opportunities for our customers, our community, our employees and our shareholders," stated Stephen M. Gagliardi, Chairman, President and Chief
Executive Officer of Advance. "Parkvale is one of the premier financial institutions in western Pennsylvania. We share the same focus on retail growth, operational efficiency, and community banking."

Advance, headquartered in Wellsburg, West Virginia, had $321 million in assets and $268 million in deposits at June 30, 2004 with seven full service offices in Follansbee, Brooke County, West Virginia, in Steubenville and Wintersville, Jefferson County, Ohio and in Bridgeport and Shadyside, Belmont County, Ohio. Parkvale, headquartered in Monroeville, Pennsylvania, had $1.6 billion in assets at June 30, 2004 and $1.3 billion in deposits, and operates through 39 full service branches

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located in the  contiguous  counties  of  Allegheny,  Beaver,  Butler,  Fayette,
Washington, and Westmoreland in Pennsylvania. The addition of seven well appointed branch offices of Advance with an average deposit size of $38 million, each office equipped with at least two drive-up windows as well as an ATM drive-up, will expand Parkvale's lending opportunities and number of community offices to 46 and increase the number of ATM locations to 45. The companies said
that  certain   anticipated   expense   reductions  would  come  primarily  from
consolidation of various administrative and back-office functions. The companies
have  distinct  geographic  retail  networks,   and  minimal   branch-based  job
eliminations are expected.

Boenning & Scattergood, Inc. served as financial advisor to Parkvale and Keefe, Bruyette & Woods, Inc. served as financial advisor to Advance. Elias, Matz, Tiernan & Herrick, LLP provided legal counsel for Parkvale and Malizia Spidi & Fisch, PC provided legal counsel for Advance.

The common stock of Parkvale is traded on the Nasdaq Stock Market, National Market System under the symbol of "PVSA". Parkvale makes available on its web site, which is located at www.parkvale.com, its annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K on the date such reports are electronically filed with the Securities and Exchange Commission.

The common stock of Advance Financial is traded on the Nasdaq Stock Market, National Market System under the symbol of "AFBC". Previous annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K filed with the SEC by Advance will be available free of charge from the Secretary of Advance at 1015 Commerce Street, Wellsburg, West Virginia 26070, telephone 304/737-3531.

Statements contained in this news release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those currently anticipated due to a number of factors. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the ability to obtain governmental approvals of the merger on the proposed terms and schedule; the failure of Advance shareholders to approve the merger; the risk that the businesses will not be integrated successfully; the risk that the cost savings and any revenue synergies from the merger may not be fully realized or may take longer to realize than expected; disruption from the merger making it more difficult to maintain relationships with clients, employees or suppliers; increased competition and its effect on pricing, spending, third-party relationships and revenues; and the risk of new and changing regulation in the U.S.. The forward-looking statements in this press release speak only as of the date of the filing, and neither Parkvale nor Advance assumes any obligation to update the forward-looking statements or to update the reasons why actual results could differ from those contained in the forward-looking statements.

This document may be deemed to be solicitation material with respect to the proposed merger of Parkvale and Advance. Advance will be filing a proxy statement and other relevant documents concerning the merger with the Securities and Exchange Commission. Investors are urged to read these documents when they become available because they will contain important information. Investors will be able to obtain these document free of charge at the SEC's website, www.sec.gov. In addition, documents filed with the SEC by Parkvale will be
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available free of charge

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from the  Secretary  of Parkvale  Financial  Corporation  at 4220  William  Penn
Highway, Monroeville, PA 15146, telephone 412/373-7200 and documents filed with the SEC by Advance will be available free of charge from the Secretary of Advance at 1015 Commerce Street, Wellsburg, West Virginia 26070, telephone 304/737-3531. Parkvale and Advance and their directors and executive officers may be deemed to be participants in the solicitation of proxies to approve the merger. Information about the directors and executive officers of Parkvale and their ownership of Parkvale common stock is set forth in the proxy statement filed by Parkvale with the SEC dated September 15, 2003. Information about the directors and executive officers of Advance and their ownership of Advance common stock is set forth in the proxy statement filed by Advance with the SEC dated September 24, 2003. Stockholders of Advance should read the proxy statement and other documents to be filed with the SEC carefully before making a decision concerning the merger.

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